EXHIBIT A

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-KSB

(Mark One)

[X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934
        For the fiscal year ended December 31, 1999
                                  -----------------

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
        For the transition period from ____________to_____________

                         Commission file number 0-15927

                               COMPUTER POWER INC.

                 (Name of small business issuer in its charter)

New Jersey                                                        22-1981869
----------                                                        ----------
(State or other jurisdiction of                               (I.R.S. Employer
 Incorporation organization)                                 Identification No.)

124 West Main Street, High Bridge, NJ                                08829
-------------------------------------                                -----
(Address of principal executive offices)                          (Zip Code)

Issuer's telephone number:  908-638-8000
                            ------------

Securities registered pursuant to Section 12 (b) of the Exchange act: None

      Securities registered pursuant to Section 12(g) of the Exchange Act:
                     Common Stock, par value $.01 per share
                     --------------------------------------
                                (Title of Class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No __

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

       State issuer's revenues for its most recent fiscal year: $5,960,595
                                                                ----------

The aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock as of March 3, 2000: $385,800.

The number of shares outstanding of each of the issuer's classes of common equity, as of March 15, 2000, was 3,695,114.

Transitional Small Business Disclosure Format (check one)
Yes          No     X
   ---             ---

                                            Part I

Item 1.  Busines

FORWARD-LOOKING STATEMENTS: NO ASSURANCES INTENDED

This Item 1 contains certain forward-looking statements regarding the Company and business prospects. These statements are not intended to be assurances, but merely reflect the present expectations of management. Fulfillment of these expectations are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward looking statements. Factors that may affect such forward-looking results include the Company's lack of capital resources, its dependence on Public Access Lighting for financing, and Public Access Lighting's control of the Company.

         Accordingly no assurances can be given that events or results mentioned in any such forward-looking statements will in fact occur. When used in this discussion, words such as "believes" and phrases such as "are expected" and similar expressions are intended to identify forward looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report and in the Company's reports filed with the Securities and Exchange Commission.

         The analysis of the Company's financial condition, capital resources and operating results should be viewed in conjunction with the accompanying consolidated financial statements, including the notes thereto.

General

Computer Power Inc. (the "Company", or "Registrant") designs, manufactures, markets and services products in three distinct market categories: energy efficient lighting, power protection systems, and emergency lighting. The Astralite brand is focused on the energy efficient lighting market, while the power protection business is concentrated on the power protection market and emergency lighting market.

POWER PROTECTION SYSTEMS

Power protection systems condition and supply electrical power to computers, electronic equipment and lighting systems when utility power fails or is contaminated. These systems serve as a temporary bridge between the termination of utility power and the commencement of power from generators, the restoration of utility power, or provide time for an orderly computer system shutdown without damage or loss of data. Products are automatically activated and provide electrical power to the protected equipment for periods of time ranging from 10 minutes to 8 hours.

The Company concentrates on three niches of the power protection market: 1) Emergency Lighting, 2) Custom Products, and 3) Standard Products. The Company maintains a broad product line from 280VA single-phase up to 100 KVA three-phase systems, and maintains a patent, which expires in the year 2000 for an energy efficient unit.

All power protection systems contain a battery, battery charger, DC (direct current) to AC (alternating current) inverter, and an output transformer. These components are housed in metal cabinets with meter panels, environmental filters and air louvers. The complete unit can be mounted on the floor, wall, table or desk.

The Company's main focus is the emergency lighting market, where it offers a line of power protection devices (lighting inverters) which backup lighting fixtures. As required by fire code, all public buildings must provide for a minimum of 90 minutes of emergency lighting. This can be accomplished via generator, battery powered unit lights, or Inverters.

The Company's power protection equipment can be divided into four sub-categories: double conversion, on-line uninterruptible power systems (UPS), ferroresonant on-line uninterruptible systems (UPS), fast transfer backup power systems, and Standard transfer backup power systems.

The most significant difference among the four categories of power protection systems is the markets they serve and the speed at which auxiliary power is supplied when utility power fails. The responsiveness of the system in terms of supplying power determines the specific use or application of the system.

Double conversion, on-line systems continuously supply perfect sine wave power to the protected load. No interruption in power occurs during the transfer from utility power to emergency power, completely protecting the load from power disturbances or outages. Ferroresonant on-line systems also supply uninterrupted power, but unlike double conversion systems, there is a slight voltage and frequency modulation during the transfer. On-line systems are used primarily for emergency lighting applications involving High Intensity Discharge (HID) lights. HID lights require this type of system to continue uninterrupted illumination upon loss of utility power. In the case of standard transfer systems there is a delay of 50 to 100 milliseconds, which is compatible with powering incandescent and fluorescent emergency lighting.

As a result of the differences in transfer speed and modulation, fast transfer, double-conversion and Ferroresonant on-line UPS systems are generally used to supply auxiliary power and line conditioning to computers and sensitive electronics in which any loss of power might damage the equipment or cause errors and data losses. Backup power systems, having the slowest transfer speed, are used primarily for emergency lighting systems in which the momentary loss of power does not effect the equipment or its performance in any meaningful way. Both double conversion and Ferroresonant on-line systems provide line conditioning to filter and regulate utility power to clean sine wave. Backup power systems generally offer little or no line conditioning.

ENERGY EFFICIENT LIGHTING

The lighting retrofit market is driven by demands for energy conservation and related pollution reductions and cost savings from numerous sources including the Federal Government, utility power companies and consumers. Numerous enterprises, including both Fortune 500 and small start-up companies, continue to enter the marketplace with various product offerings, ranging from energy efficient lamp replacements to lighting dimmers and controls. Furthermore, utility-sponsored energy management firms and contractors (DSMs and ESCOs) have entered the marketplace offering complete turnkey services to reduce energy consumption in commercial, industrial and public facilities. Most recently the Environmental Protection Agency (EPA) has launched several major campaigns to promote energy efficient lighting products

Capitalizing on the growing demand for energy efficient lighting products and the development of more powerful solid-state Light Emitting Diodes (LED's) in 1993 the Registrant, under the brand name AstraLite, developed a 1.8-watt LED illuminating light source to retrofit the high energy consuming standard incandescent lamps used in Exit Signs. Since 1993, Astralite has expanded its product line to include both LED retrofit kits and complete LED-based Exit Signs. In December of 1997, in compliance with the revised UL code, the Company introduced a new LED based retrofit kit and became the first universally listed supplier of this product. This kit represents an advance in product design taking advantage of new superbright LED technology.

LEDs, first developed in the 1960's, produce light by the excitation of electrons in a semi-conductor wafer. Since that time LED technology has increased in brightness and useful life making them a viable alternative to incandescent applications in color specific applications such as exit signs and traffic signals.

The key benefits of LED's when used in Exit Signs are their 93% energy savings and extremely long life as compared to the incandescent lamp. Required by code in public buildings, the EPA estimates that over 100 million exit signs are in use today, and this could translate to significant energy savings for customers who decide to convert to this new solid-state lighting technology.

PRODUCT PRICES AND REVENUES

The retail product price ranges are as follows: (a) energy efficient lighting $25-$175; (b) power protection systems $150-90,000; (c) line conditioning equipment $1,500-$22,000; (d) battery chargers $1,700-$4,600; and (e) emergency lighting equipment $4,400-$92,000.

MANUFACTURING AND SUPPLY

Power Protection products are manufactured to customer's specifications in the Company's High Bridge, New Jersey facility. To a limited extent, the Registrant purchases fully assembled UPS systems from two sources for resale in its distribution network. Sub-assemblies for the solid-state light emitting diode retrofit kits for Astralite standard products are manufactured outside the United States with final assembly at High Bridge into standard products at High Bridge.

The Company is a highly integrated manufacturer of power protection products and accordingly, except for batteries, produces nearly all major components of its products from raw materials. The Company also custom designs and fabricates components such as chassis, transformers, cable connections, printed circuit boards, cabinets and other devices. For this reason, the Company is not dependent on any single source of supplies. It assembles, inspects and tests its products at various stages of assembly and each finished product undergoes a complete test prior to shipment.

The Company generally purchases materials and supplies according to written purchase orders. Blanket purchase orders are limited usually to larger usage items at fixed prices for delivery and payment on specific dates ranging from two months to one year.

MAINTENANCE AND SERVICE

The Registrant offers warranties on all its products, including parts and labor, which range from one year to twenty-five years prorated depending upon product type. Products sold by the Company, but manufactured by others, are covered by Company and original manufacturer's standard warranty and service agreements.

The Registrant performs warranty and repair service on products through its factory service center at its New Jersey factory, when required or at customer site. These services are performed pursuant to a written service contract or upon specific order. Services on its products sold abroad are handled by various third party agents. For 1999 and 1998 the Registrant had Field Service revenues of $974,000 and $968,000 against expenses of approximately $617,000, and $600,000, respectively.

SALES AND MARKETING

The Company distributes its power protection and emergency lighting products in the United States and abroad through a network of sales representatives, distributors, and exporters to end-users. The Company also sells to original equipment manufacturers. For domestic power protection and emergency lighting product sales, the Company utilizes electrical wholesale distributors and sales representative companies. In addition, the Registrant makes sales directly to individual end-users and original equipment manufacturers on certain products.

The Registrant's relationship with its sales representatives is specified by a written contract, terminable on 30 days notice. The contract provides for exclusive territorial and product representation and commissions payable to representatives on their sales from 5% up to approximately 15% depending on terms and conditions. The sales representatives do not purchase for their own account and generally will represent other non-competitive products.

The Company markets its Astralite products directly through a select group of lighting and electrical distributors who focus on energy conservation and long-life lighting. Marketing efforts are directed to plant and facility managers, and energy managers responsible for industrial, commercial, and public buildings such as schools, hospitals, and shopping malls. Astralite maintains sales offices in High Bridge, NJ. In addition, certain Astralite products are sold to original equipment manufacturers.

Astralite products are generally discounted to distributors from list, depending on the product and quantity sold. No individual distributor accounted for more than 2% of the Company's net sales for 1999.

CUSTOMERS

The Registrant sells its products to numerous customers, ranging in size from small companies to large Fortune 500 corporations. Its customers are end-users, original equipment manufacturers, system integrators, and distributors. Many of the Company's customers are repeat purchasers. None of the Company's customers represent more than 16.5% of revenues in 1999 and 13.0% of revenues in 1998, respectively. The Company's Astralite and UPS businesses are generally not seasonal, however, the emergency lighting business parallels construction industry cycles.

BACKLOG

As of December 31, 1999 the Registrant's backlog was comprised of approximately $950,000 in hold-for-release orders and approximately $654,000, represented by firm customer orders for delivery in the year 2000. This compares with a December 31, 1998 backlog of $-0- in hold-for-release orders and approximately $432,000 firm customer orders for delivery in the year 1999. Most orders are generally subject to cancellation. However, in certain cases, particularly in regard to orders for custom products, there are penalty provisions for cancellations. At December 31, 1999, there were no significant orders subject to cancellation charges.

RESEARCH AND DEVELOPMENT: ENGINEERING

The Registrant maintains an engineering staff whose functions include the improvement of existing products, modification of products to meet customer needs and the engineering, research and development of new products and applications. There are presently 67 individuals employed at the Registrant's High Bridge, New Jersey location. Engineering and research and development expenses were approximately $265,000 in 1999, and $314,000 in 1998.

If the Registrant achieves sufficient capital resources, the Registrant intends to continue its research and development activities and considers these efforts vital to its future business development. It anticipates significant expansion of such efforts primarily directed toward the development of new power protection products and applications, the improvement of existing products, and cost reductions.

COMPETITION

In all its product lines, the Company faces intense competition from numerous domestic and foreign manufacturers of varying sizes, including large Japanese and European companies. In the Registrant's opinion, companies with which it competes are American Power Conversion, Sola, Exide, Deltec, Best Power, Dual Lite, Chloride Power Systems, Critical Power and others. Many of its competitors are owned by larger companies and have greater financial, technical and marketing resources than the Registrant.

The degree of competition and the particular competitor may vary depending on the product line/model and application involved. Accordingly, the Company will compete with certain companies in the sales of its products for computers and personal computers and with others in the emergency lighting or energy efficient retrofit fields. For all its products, the Company generally competes on the basis of price, product performance, features and delivery schedules. The Company endeavors to position and sell its products at competitive prices in the market place.

RESEARCH AND DEVELOPMENT

In 1999, the Company designed a new, UL-listed, emergency power system, consisting of a microprocessor controlled Pulse Width Modulated based DC to AC power inverter utilizing the latest technology: Insulated Gate Bi-polar Transistors, a fully automatic battery charger, a transfer relay and control circuitry, a digital meter display, standard fault alarms and maintenance-free sealed lead calcium type batteries. This new system will enhance the manufacturing process by allowing the Company to build the units in components. This unit will be manufactured in modules using a cell manufacturing process that should provide manufacturing economies. Moreover, the modular design of system component assemblies allows ease of servicing and minimizes repair time.

Item 2.  Property and Facilities

Since 1985, the Registrant has leased a building of approximately 60,000 square feet in High Bridge, New Jersey from Roger Love, a director of the Company, and Doris Love. Annual rent for the year ended December 31, 1999 was $237,000 per year. The Registrant was also responsible for local property taxes, insurance premiums, and other related expenses.

During January 2000 the Registrant reduced its space requirement and occupied the rear 1/2 of the building containing approximately 28,000 square feet, effective January 31, 2000. During March 2000, the Company received a new lease offer from its landlords relating to the reduced space utilization. The new lease, which is still in negotiation, is over a 23-month period ending December 31, 2001 and, if executed, will result in a reduced annual lease cost of approximately $138,000, inclusive of taxes and insurance. The Company is unable to provide any assurance that the lease modification will ultimately be accepted by both parties. At December 31, 1999, the Company was in arrears to the landlord for approximately $40,000.

Item 3.  Legal Proceedings

A company controlled by a former President, Director, shareholder and supplier to the Company filed a lawsuit in December 1999. The claim, which is approximately $106,000, is for material purchases made by the Company from this company between 1997 through 1999 and arises from a contractual dispute. The Company disputes the amount of the claim but believes that the claim will be settled during the year 2000.

Item 4.  Submission of Matters to a Vote of Shareholders

No matters were submitted in 1999.

                                     Part II

Item 5.  Market  for the  Registrant's  Common  Equity and  Related  Stockholder
Matters.

The principal market for the Registrant's shares of Common Stock, par value $.01 per share, is the over-the-counter market. The Registrant's Common Stock is quoted on the OTC Bulletin Board under the symbol CUWR.

The high and low closing bid and asking prices concerning such securities, on a quarterly basis, as furnished by the National Quotation Bureau for the period beginning January 1, 1998 are as follows:

Common Stock (CUWR)


CALENDAR PERIOD                      HIGH AND LOW BID          HIGH AND LOW ASK
---------------                      ----------------          ----------------
01/01/98 to 03/31/98             $.37500     $.18750       $.50000      $.31250
04/01/98 to 06/30/98              .18750      .18750        .37500       .25000
07/01/98 to 09/30/98              .18750      .12500        .25000       .18759
10/01/98 to 12/31/98              .25000      .09375        .93750       .31250

01/01/99 to 03/31/99              .34375      .23000        .46875       .32000
04/01/99 to 06/30/99              .34375      .21875        .43750       .32000
07/01/99 to 09/30/99              .24000      .21875        .32000       .25000
10/01/99 to 12/31/99              .28125      .22000        .75000       .25000

Quotations represent prices between dealers, do not include retail mark-ups, markdowns or commissions and do not necessarily represent actual transactions.

As of December 31, 1999 there were 113 shareholders of record. Based on prior information from nominee holders, the Company believes the number of beneficial owners of its common stock exceed 600.

The Registrant has not paid any cash dividends on its Common Stock and does not intend to do so in the near future.

Item 6. Management's Discussion and Analysis

REVENUES

Power Protection gross revenues decreased from $4,915,000 in the prior year ended December 31, 1998 to $4,300,000, representing a decrease of approximately $615,000 or 12.5%. Astralite product gross revenues for the year ended December 31, 1999 were $869,000 compared to $2,259,000, down approximately $1,390,000, or
61.5%. Astralite revenues have been decreasing as the Company has changed its strategic focus and allocation of financial resources to emphasize power protection products and related markets. Field Service gross revenues rose slightly to $974,000 from $968,000 for the prior year, representing an increase of approximately 1%. Return and allowances and other sales credits in fiscal 1999 approximated $183,000, or approximately 3.0% of net sales, as compared to $186,000 for the prior year.

As a result of the foregoing, net revenues for 1999 were approximately $5,960,000 versus approximately $8,443,000 in 1998, representing a decrease of approximately $2,483,000 or 29.4% below 1998.

COST OF SALES

Cost of sales for 1999 of $4,277,000 was approximately 71.7 % of net sales compared to approximately $6,421,000 or 76.1% of net sales in 1998. The improvement in Gross margin to 28.3% from 23.9% is attributable to more favorable product mix during 1999.

OPERATING AND OTHER EXPENSES

Selling expenses for 1999 were approximately $533,000, representing 8.9% of net sales compared to $855,000, representing approximately 10.1% of net sales for 1998.

General and administrative expenses declined approximately $70,000, or 6.6%, to approximately $975,000 in 1999 from $1,044,000 in 1998. The Company reduced its average headcount of administrative personnel in 1999 over 1998 in response to a reduced demand for its products. In order to help mitigate the impact of lower net sales, the Company has made several cost reduction initiatives, including a reduction in personnel, realizing expected future savings of approximately $150,000 per year.

Interest expense for 1999 totaled approximately $128,000 versus approximately $284,000 in 1998. Interest expense was favorable impacted as a result of forgiveness on interest resulting from loans extended by certain Note holder's who are Affiliates of the Company. This interest reduction amounted to approximately $296,000, which was partially offset by higher costs of borrowed funds from the Company's primary lender.

As a result of the foregoing, the Company realized operating income before extraordinary item of approximately $47,000 compared to an operating loss of approximately $160,000 for the year ended December 31, 1998 . The Company realized an extraordinary gain on debt compromise of approximately $1,950,000 for fiscal 1999. Certain Affiliates and a former CEO of the Company agreed to forgive interest and principal amounting to $277,000 and $1,674,000, respectively. See Extraordinary Item (Note 12) to the Consolidated Financial Statements for specific details. It is the Company's opinion that it met various tests of the tax code that make the forgiveness of its debt excludible from Net Income. Accordingly, the Company has not reserved for any income taxes in connection with the gain. However, the gain realized from the debt forgiveness was applied to other tax attributes, specifically the Net Operating Loss Carryforward. As a result, the Company's Net Operating Loss Carryforward was reduced to $4,332,279.

As a result of the foregoing, the Company reported net income of $2,000,000 or $0.59 per share compared to net income of approximately $6,000, or approximately $0.00 per share.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1999, the Company's investment in Total Assets was about $2,335,000 compared to the $2,667,000 reported at December 31, 1998. The significant component of the change is a reduction in accounts receivable of
$464,000 due to lower sales volume. At December 31, 1999, the Company's Liabilities declined by approximately $2,600,000. The reason for the reduction in Liabilities was essentially comprised of an extraordinary item- debt compromise totaling $1,674,000 and approximately $1,000,000 in reduced borrowings and lower accrued liabilities resulting from lower sales volume.

As a result of the foregoing, a working capital deficit of approximately $633,000 was reported at December 31, 1999 as compared to a working capital deficit of $2,662,000 at December 31, 1998.

On January 29, 1999, the Company entered into a FINANCING AND SECURITY AGREEMENT and AMENDMENT to the FINANCING and SECURITY AGREEMENT with Prin Vest Financial Corp ("the Lender"), providing for a credit facility of $2,000,000. Borrowings under the line are based on the Lender's Mobilization Financing program parameters that are based upon account receivable and inventory advances against future collections.

At December 31, 1999, the Company was in default of certain of its covenants and agreements, causing the Lender to issue a Forbearance Agreement limiting and adjusting certain fees and rights under the original and Amended Security Agreement. The Company remains in default and is currently negotiating with the Lender to cure its defaults. The Company is unable to predict if such continuing negotiations will be successful and if in the event that such negotiations are not successful the financial outcome from a withdrawal of the current credit facility.

The Company has experienced periodic cash shortages during the year but has managed to maintain operations. There is no provision in the line of credit or with any other lending source for any material commitments; research and development, or marketing and promotion.

During 1999, management has continued to focus on productivity improvement programs. These plans included continuing to reduce cost of sales and other expenses.

During the fourth quarter, the Company began to move its operation into smaller quarters by moving to the back 1/2 of the building it currently occupies. The move was accomplished during the first quarter at a cost of about $ 80,000.

In the fourth quarter of 1998, the Company purchased a year 2000 compliant enterprise resource planning system. As of December 31st, management implemented several of the manufacturing and all of the financial reporting modules. During the first half of 2000, the Company will continue to be actively engaged in completing the remainder of the modules required to support operations and financial accounting requirements.

Item 7.

Financial Statements

The information called for by this item appears at the end of this Form 10-KSB.

Item 8.

Changes In and Disagreements With Accountants On Accounting and Financial Disclosure

None

Item 9.

Directors and Executive Officers, Promoters and Control Persons, Compliance with
Section 16(a) of the Exchange Act

Certain information about directors, officers and other key personnel of the Registrant is contained in the following table:

Name                    Title                                    Age

Susan M. Larson (1)     Chairman of the Board                    45

James J. Hooley (2)     President,  Chief  Executive  and Chief  53
                        Financial Officer

Roger Love (3)          Director                                 67

(1) Susan M. Larson is the President and CEO of Public Access Lighting, LLC, the majority shareholder of the Registrant. Public Access Lighting is a
Chicago-based manufacturer and marketer of lighting products serving the government and commercial markets. Ms. Larson held the position of President of the House O'Lite Corporation (HOLCOR) from 1986 until the formation of Public Access Lighting, LLC in October 1998. She is the Managing Member of Public Access Lighting, LLC.

(2) Mr. Hooley's employment as President is subject to an employment agreement. The term of this agreement is June 1, 1999 through May 31, 2001. From 1993 to 1996, Mr. Hooley was Vice President, Life Safety Systems at BEST Power Inc. From 1996 until he joined the Company, Mr. Hooley was Group Manager of Prescolite Life Safety Systems.

(3) Roger Love was a founder of the Company in 1967. He has served as a Director from 1972 to the present. From 1972 to 1994 Mr. Love was President of the Company. Mr. Love has for the past five years been employed as President and Chief Executive Officer of Drumsurn, a telecommunications service company.

All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Executive officers hold office until their successors are chosen and qualified.

No director, officer, of beneficial owner of more than ten percent of any class of equity securities of the Registrant failed to file on a timely basis, reports required by Section 16 (a) during the fiscal year ended December 31, 1999.

The Company has an employment agreement with James J. Hooley, its President. The agreement provides that the Company will pay Mr. Hooley $120,000 per year and that he will serve through May 31, 2001. Mr. Hooley was granted an option to purchase 250,000 shares at $.25 per share under the agreement.

Item 10. Executive Compensation

The annual and long-term compensation for services performed in all Company related capacities for the three fiscal years ended December 31, 1999, 1998, and 1997 of those persons who were, at December 31, 1999, the President and Chief Executive Officer, and other Officers of the Company with annual compensation of $100,000 or greater follows:

                           SUMMARY COMPENSATION TABLE

                                                          Annual

Name and Position                            Year      Compensation        Long Term Compensation
-----------------                            ----      ------------        ----------------------
                                                                                          Deferred
                                                          Salary           Bonus        Compensation

James J Hooley (1) President, CEO & CFO      1999         $54,538           -0-              -0-

(1)  Appointed President on June 1, 1999

                                    Options and Grants in the Last Fiscal Year

                        Number of Securities
                         Underlying Options       % of Total Options/SAR's Granted to     Exercise of    Expiration
Name                       /SAR's Granted               Employees in Fiscal Year          Base Price        Date
----                       --------------               ------------------------          ----------        ----
James J. Hooley                250,000                            100%                       $0.25        12/31/01


Stock Option Awards

The following tables set forth certain information regarding the stock options or warrants acquired by the Company's President during the year ended December 31, 1999. There were no options exercised in 1999.

OPTION GRANTS IN CURRENT FISCAL YEAR

                                      Percent
                                      of total
                                      options
                        Number of     granted
                        securities    to                                            Potential realizable value at
                        underlying    employees     Exercise                        assumed annual rates of
                        Option        in fiscal     price          Expiration       appreciation
Name                    granted       Year          ($/share)         Date          for option term
                                                                                        5%          10%
----------------------  -----------   ---------    ---------       ----------       ---------    ---------
James J. Hooley           250,000        100%         $.25          12/31/01         $6,406       $13,125



AGGREGATED FISCAL YEAR OPTION VALUES

                  Number of securities underlying        Value of unexercised
                   unexercised options at fiscal              in-the-money
                            year-end (#)              options at fiscal year-end
Name
---------------   -------------------------------     --------------------------
James J. Hooley               250,000                             -0-


Stock Option Plan

Under the Registrant's 1996 incentive stock option plan (the "Plan"), which was approved by Shareholders on January 6, 1997, options to purchase a maximum of 500,000 shares of the Registrant's Common Stock can be granted to officers and other key employees. The Company also had options from a pre-1996 plan outstanding. The terms and condition of both plans are essentially the same. Options are intended to qualify as incentive stock options as defined in Section 422A of the Internal Revenue Code of 1954, as amended by the Tax Reform Act of 1986.

As of December 31, 1999, 282,000 shares were outstanding under the 1996 Plan and preexisting plans (collectively "the Plans") of which 26,000 shares have vested.

The Plans are administered by the Board of Directors, which approves the persons that are to receive options, the number of shares that may be purchased under each option, and the exercise price. In the event an option holder voluntarily terminates employment, any unexercised options terminate immediately except in cases where the termination was not for cause, the option holder dies, or the option holder is disabled. The maximum terms of any option is ten years and the option price per share may not be less than the fair market value of the Registrant's shares on the date the option is granted. However, options granted to persons owning more than 10% of the voting shares may not have a term in excess of five years and the option price may not be less than 110% of fair market value.

The aggregate fair market value of the shares of the Registrant's Common Stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such option holder during any calendar year (under all such Plans) may not exceed $100,000.

Options granted under the Plans are not transferable other than by will or by the laws of descent and distribution. Options granted under the Plans are protected by anti-dilution provisions increasing the number of shares issuable thereunder and reducing the exercise price of such options, under certain conditions. The 1996 Plan will terminate on January 5, 2007, or on such earlier date as the Board of Directors may determine. Any options outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first.

Option Grants in the Last Fiscal Year

There were 250,000 stock options granted and 365,000 stock options canceled for individuals that left the Company pursuant to the Registrant's Plan during the fiscal year ended December 31, 1999. Stock appreciation rights are not granted under the Plan.

Long-term incentive plan awards

The Registrant does not have a long-term incentive plan, other than the Incentive Stock Option Plan.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 3, 2000, those persons including any "group" who is known to the Registrant to be beneficial owners of more than five percent (5%) of the Company's common stock as well as the stock ownership of directors and executive officers. The Company's common stock is the only equity or voting security outstanding.

   Name and Address of                       Amount and Nature of    Percent of
   Beneficial Owner                        Beneficial Ownership(1)      Class

   James J. Hooley-President, CEO & CFO              250,000            6.34%
   124 Main Street
   High Bridge, NJ 08829

   Roger Love - Director                             464,739           12.57%
   124 W. Main St.
   High Bridge, NJ 08829

   Susan M. Larson - Director                      2,102,114(2)        56.89%
   c/o Public Access Lighting, LLC
   13603 South Halsted Street
   Riverdale, Illinois 60627

   All directors and officers                      2,816,853           71.34%
   as a group


(1) Except as otherwise set forth herein, all shares are beneficially owned, and the sole voting and investment power is held by the persons named. Does not give effect to common stock reserved under the Registrant's Incentive Stock Option Plan.

(2) Public Access Lighting, LLC, purchased 1,000,000 Common Shares as part of a financing transaction, which included the acquisition of certain Company notes and warrants. On May 25, 1999, Public Access Lighting exercised these warrants and purchased an additional 1,102,114 common shares.

Item 12. Certain Relationships and Related Transactions

During 1999 the Company leased its office and plant facilities from its former principal shareholders under an operating lease that expired in 1999. The Company is negotiating another lease for approximately 28,000 square feet. The proposed annual rental is approximately $138,000 per year. During 1999 and 1998, the Company recorded $237,000 as rental expense per year.

On January 29, 1999 John Perry, who was President of the Company at the time, purchased 250,000 shares for $10,000. The Company repurchased and cancelled the 250,000 shares for $30,000 on April 12, 1999, the day of his resignation. The options granted in 1998 under his employment contract were canceled.

In January 1999, Public Access Lighting, LLC, purchased certain Company notes, warrants and shares of common stock. Immediately after that transaction, Susan Larson, President of Public Access Lighting was elected to the Company's Board of Directors. On May 25, 1999, Public Access Lighting exercised the warrants and purchased 1,102,114 common shares at $.25 per share. It paid for those shares by surrendering approximately $275,000 in principal amount of debt. In conjunction with the purchase, Public Access Lighting, LLC agreed to forgive the remaining principal notes and accrued interest, totaling $1,770,000.

                                    PART IV.

Item 13. Exhibit List and Reports on Form 8-K:

     The following documents are filed as part of this Report: 1. Financial Statements, 2. (a) Exhibits as indicated and 3. (b) Reports filed on Form 8-K as indicated.

1.   Consolidated Financial Statements:
         Index to Consolidated Financial Statements

                Report of Independent Auditor

                Consolidate Balance Sheet as of December 31, 1999

                Consolidated Statement of  Operations  for each of the years in the two-year period ended December 31, 1999.

                Consolidated Statements  of  Stockholders'  Equity  for each of the years in the two-year period ended December 31, 1999.

                Consolidated Statements  of Cash Flows for each of the years in the two-year period ended December 31, 1999.

                Notes to Consolidated  Financial  Statements for each of
                            the years in the two-year period ended December 31, 1999 and 1998.

2.(a) Exhibits:

     The following list of exhibits are incorporated by reference from the Registrant's Registration Statements on Form S-1 and S-8 filed under the Securities Act of 1933, as amended, its Registration Statement filed on Form 8-A and its Annual Report on Form 10-K for the fiscal year ended December 31, 1986 pursuant to the Securities Exchange Act of 1934, as amended:

Exhibit Number

3.1  Articles of Incorporation, as amended

3.2  By-Laws of Registrant, as amended

10.1 Form of Authorized Sales Representative Agreement between Registrant and its representatives

10.2 Form of Distributor Sales Agreement between Registrant and its distributors

Filed as an exhibit to the Registrant's Form 10-KSB for the fiscal year ended December 31, 1994 and incorporated herein by reference:

10.26 Consolidation and Modification of Lease Agreement

Filed as an exhibit to the Registrant's Form 10-KSB for the fiscal year ended December 31, 1996 and incorporated herein by reference:

10.46 Lease Modification Agreement between Registrant and Roger Love and Doris Love

Filed as an exhibit to the Registrant's Form 10-KSB for the fiscal year December 31, 1999:

10.56 Employment Agreement dated as of June 1, 1999, by and between the Company and James Hooley, appointing Mr. Hooley the President of the Company.

10.57 Financing and Security Agreement between PrinVest Financial Corp and the Company, dated January 29, 1999

10.58 First Amendment to the Financing and Security Agreement between PrinVest Financial Corp and the Company, dated March 1, 1999

10.69 Forbearance Agreement between PrinVest Financial Corp and the Company, dated December 23, 1999

3.(b) Reports Filed on Form 8-K During Applicable Period: None

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               COMPUTER POWER, INC.


                               By ___________________________________________

                               James J. Hooley,  President,  Chief  Executive
                                                 Officer & Chief Financial
                                                 Officer

Dated: March 31, 2000

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated:

March 31, 2000

___________________________________
James J. Hooley, President, Chief Executive Officer & Chief Financial Officer


___________________________________
Susan M. Larson, Director


___________________________________
Roger Love, Director

                       Computer Power Inc. And Subsidiary

            Consolidated Financial Statements As Of December 31, 1999

                                  Together With

                    Report Of Independent Public Accountants

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Computer Power, Inc.

We have audited the accompanying consolidated balance sheet of Computer Power, Inc. (a New Jersey Corporation) as of December 31, 1999, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Power, Inc. and Subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the Consolidated Financial Statements, the Company is in default on certain covenants and debt agreements and has a working capital deficiency and a stockholders' deficit These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in the Notes to the Consolidated Financial Statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                     Rosenberg Rich Baker Berman & Company

                     A Professional Association of Certified Public Accountants

Bridgewater, New Jersey
March 15, 2000


                  CONSOLIDATED BALANCE SHEET DECEMBER 31, 1999

          ASSETS
CURRENT ASSETS:
          Cash                                                                      $    58,168
          Accounts receivable, (Less allowance of $ 53,395 for Doubtful Accounts)     1,014,506
          Inventories (Note 1)                                                          812,336
          Prepaid expenses and other current assets                                      51,266
                                                                                    -----------
                                              Total current assets                    1,936,277

PROPERTY AND EQUIPMENT, at cost (Note 1):

          Machinery, equipment, vehicles and furniture                                1,400,125
          Leasehold improvements                                                        353,518
                                                                                    -----------
                                             Subtotal                                 1,753,644
          Less-Accumulated depreciation and amortization                             (1,354,540)
                                                                                    -----------
                                             Net Property and Equipment                 399,103


TOTAL ASSETS                                                                        $ 2,335,380
                                                                                    ===========


          LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
          Notes and other debt payable (Note 4)                                     $ 1,282,134
          Current maturities of long-term debt (Note 4)                                   7,482
          Accounts payable                                                              872,550
          Capital leases-current maturities                                              50,547
          Accrued liabilities                                                           355,249
                                                                                    -----------
                                             Total current liabilities                2,568,962

LONG-TERM LIABILITIES (Note 4)
          Capital Leases excluding current maturities                                    37,068
          Long term debt excluding current maturities                                    77,643
                                                                                    -----------
                                             Total long-term liabilities                114,711

COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' DEFICIT (Notes 4 and 6):

          Preferred stock, par value $.01 per share; 2,000,000 shares authorized; none outstanding
          Issued Common stock, par value $.01 per share; 12,000,000 shares authorized; 3,695,114 shares 36,951
                   issued; 3,670,714 outstanding
          Capital in excess of par value                                              4,021,723
          Accumulated deficit                                                        (4,332,279)
          Treasury stock , 24,400 shares, at cost                                       (74,688)
                                                                                    -----------
                                             Total Shareholders' Deficit               (348,293)


TOTAL LAIBILITIES AND SHAREHOLDERS' DEFICIT                                         $ 2,335,380
                                                                                    ===========

               See notes to the Consolidated Financial Statements


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                              1999          1998

NET SALES                                                                $ 5,960,595   $ 8,443,473
COST OF SALES                                                              4,277,549     6,420,742
                                                                         -----------   -----------
                  Gross profit                                             1,683,046     2,022,731

OPERATING AND OTHER EXPENSES (Notes 4, 7 and 8):

         Selling expenses                                                    533,040       854,852
         General, Engineering and Administrative expenses                    975,218     1,043,689
                                                                         -----------   -----------
         Total Selling, General, Engineering & Administrative expenses     1,508,258     1,898,541

 Earnings Before Interest and Extraordinary Item                             174,788       124,190

         Interest expense, net                                               128,034       283,479
                                                                         -----------   -----------
Income (Loss) From Continuing Operations Before Extraordinary Item       $    46,754   $  (159,289)

Extraordinary Item (Net of Income Taxes of $0)                           $ 1,952,195   $   165,367

Net Income (Loss)                                                        $ 1,998,949   $     6,078
                                                                         ===========   ===========

 EARNINGS (LOSS) PER SHARE AVAILABLE TO COMMON STOCKHOLDERS (a):
     Basic EPS-
         Income (Loss) From Continuing Operations                          $    0.01     $   (0.06)
         Extraordinary Item                                                     0.58          0.06
         Net Income (Loss)                                                 $    0.59     $    0.00
Weighted average common shares outstanding                                 3,358,503     2,578,300

(a) Diluted EPS is not presented for either period, as the effect of the inclusion of the potential shares would be antidilutive.


               See notes to the Consolidated Financial Statements

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                    Capital in          Total
                                     Common          Excess of       Accumulated     Treasury      Shareholders'
                                     Stock           Par Value         Deficit         Stock          Deficit
                                     -----------   --------------   ---------------  -----------   ---------------
BALANCE - December 31, 1997              25,930        3,757,216       (6,337,306)     (74,688)       (2,628,848)

Net Income - 1998                             0                0            6,078            0             6,078
                                     -----------   --------------   ---------------  -----------   ---------------

BALANCE - December 31, 1998              25,930        3,757,216       (6,331,228)     (74,688)       (2,622,770)

Warrant Exercise - 1999                  11,021          264,507                0            0           275,528
Net Income - 1999                             0                0        1,998,949            0         1,998,949
                                     -----------   --------------   ---------------  -----------   ---------------

BALANCE - December 31, 1999              36,951        4,021,723       (4,332,279)     (74,688)         (348,293)
                                     ===========   ==============   ===============  ===========   ===============


                                      Common Stock     Treasury  Common Stock
                                         Issued         Shares    Outstanding
                                     -------------    ----------  ------------

BALANCE - December 31, 1997           2,593,000        (24,400)     2,568,600

BALANCE - December 31, 1998           2,593,000        (24,400)     2,568,600

    Common Shares Issued              1,352,114
    Common Shares Retired              (250,000)

BALANCE - December 31, 1999           3,695,114        (24,400)     3,670,714
                                     =============    ==========  =============

               See notes to the Consolidated Financial Statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                         1999           1998
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
   Net income                                        $ 1,998,949    $   6,078
   Items not affecting Cash
      Depreciation and amortization                       89,138       65,677
      Debt Forgiveness                                (1,952,195)         -0-
                                                     -----------    ---------
            Subtotal                                     135,892       71,755
   Adjustments to reconcile net income to
      cash provided by Operating activities
         Changes in assets and liabilities-
         Accounts receivable, net                        464,431     (166,118)
         Inventories                                     (69,345)     275,107
         Prepaid expenses and other current assets       (18,552)      12,490
         Accounts payable                                 74,684     (359,569)
         Accrued liabilities                            (381,249)     171,311
                                                     -----------    ---------
            Cash provided by operating activities         69,970        4,976

CASH USED FOR INVESTING ACTIVITIES:
   Capital expenditures                                 (139,587)    (151,986)
                                                     -----------    ---------
            Cash used for investing activities          (139,587)    (151,986)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
   Proceeds from issuance of new debt                    294,124      232,914
   Repayments of debt                                   (365,435)     (90,000)
   Warrant exercise: Retirement of Debt                 (275,528)         -0-
   Warrant exercise: Issuance of Common Stock            275,528          -0-
                                                     -----------    ---------

            Cash provided by (used for)
              financing activities                       (71,311)     142,914

            Increase (decrease) in cash              $    (5,036)   $  (4,096)
                                                     ===========    =========

CASH, beginning of year                              $    63,204    $  67,300

CASH, end of year                                    $    58,168    $  63,204

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

     Interest paid                                      $106,402     $145,039
     Income Taxes paid                                      $200         $200

               See notes to the Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Description of Business-

                  Computer Power Inc. designs, manufactures, markets, and services products in three distinct market categories: energy efficient lighting, power protection systems and emergency lighting.

         Going Concern Uncertainty

                  At December 31, 1999 the Company is in default on certain covenants and debt agreements and had a working capital deficiency and a shareholders' deficit. This raises substantial doubt of the Company's ability to continue as a going concern.

                  Management is working closely with its lenders to cure the defaults. These defaults revolve around the transition from the Company's non-Y2K compliant Accounting and Manufacturing system and its new Y2K compliant system. . As of December 31st, management implemented several of the manufacturing and all of the financial reporting modules. During the first half of 2000, the Company will continue to be actively engaged in completing the remainder of the modules required to support operations and financial accounting requirements.

                  Furthermore, management has implemented several programs to reduce costs and to reduce the break-even point necessary for profitable operations. Management believes that its 2000 budget, which reflects the anticipated results of these programs, is reasonable and attainable and will provide sufficient cash to sustain operations during 2000.

         Principles of Consolidation-

                  The consolidated financial statements include the accounts of Computer Power Inc. (The Company) and its wholly owned subsidiary, Uninterruptible Power Systems, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

         Use of Estimates-

                  The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Inventories-

                  Inventories, which include material, labor and manufacturing overhead costs, are stated at the lower of cost (first-in, first-out basis) or market and consist of-

                           Raw material                            $ 389,320
                           Work in process                           111,901
                           Finished goods                            384,875
                           Reserve for Scrap and Obsolescence       (73,760)
                                                                    --------
                                                                    $812,336

         Property and Equipment-

                  Property and equipment are recorded at cost. Depreciation is recorded primarily on a straight-line basis over estimated useful lives as follows-

                       Vehicles                                        3 years
                       Computer equipment under capital leases       3-5 years
                       Furniture and fixtures                        5-7 years
                       Machinery and equipment                      5-10 years

         Leasehold improvements are amortized over the life of the lease or their estimated useful lives whichever is shorter. Repairs and maintenance, which do not add to the useful life of the underlying assets, are expensed as incurred.

         Revenue Recognition

                  Sales revenue is recognized at the date of shipment to the customer.

         Advertising Costs

                  Advertising costs are charged to operations when incurred. Advertising expense was approximately $11,858 and $110,000 for the years ended December 31, 1999 and 1998, respectively.

         Research and Development Costs

                  Research and development costs are charged to operations as incurred and amounted to approximately $265,000 and $314,000 in 1999 and 1998, respectively.

         Net Loss Per Share-

                  Effective for the year ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128 - "Earnings per Share." The adoption of SFAS No. 128 requires the presentation of Basic Earnings per Share and Diluted Earnings per Share. Basic Earnings per Share is based on the average number of common shares outstanding during the year. Diluted Earnings per Share is based on the average number of common shares outstanding during the year plus the common share equivalents related to outstanding stock options. The weighted average number of shares used in computing basic gain or loss per share was 3,358,503 in 1999 and 2,578,300 in 1998. Diluted EPS is not presented for either period, as the effect of the inclusion of the potential shares would be anti-dilutive.

(2) ACCRUED LIABILITIES

         At December 31, 1999 accrued liabilities were as follows-

                  Accrued Interest                                   $41,318
                  Accrued Warranty                                  $123,063
                  Accrued Payables-Other                             $43,520
                  Accrued Wages and Salaries                         $67,502
                  Miscellaneous Accrued Liabilities                  $79,846
                                                                     -------
                  Total accrued liabilities                         $355,249


(3) CAPITAL LEASES

         The Company leases certain equipment under capital leases expiring in various years through 2002. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset at the inception of the lease. The assets are amortized over the lower of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in the depreciation expense in 1999 and 1998.

         Properties under capital leases are as follows:

                                                 December, 31
                                                1999       1998

              Telephone equipment             $ 65,127   $ 65,127
              Data Processing equipment       $109,000   $150,496
                                              --------   --------
                                Subtotal      $174,127   $215,623
              Less accumulated depreciation   $ 35,433   $ 62,696
                                              --------   --------
                                Total         $138,694   $152,927

         The following is a schedule of minimum lease payments due under capital leases as of 12/31/99.

         Year Ending, December 31, 1999

         2000                                                            $56,986
         2001                                                            $39,005
                                                                         -------
         Total net minimum capital lease payments                         95,991
                  Less amounts representing interest                      $8,376
                                                                          ------
         Present value of net minimum capital lease payments             $87,615
                  Less current maturities of capital lease obligations   $50,547
                                                                         -------
         Obligations under capital leases, excluding current maturities  $37,068
                                                                         -------

(4) DEBT:

         At December 31,1999, notes and other debt payable include amounts due to related parties and other lenders as follows-

                                                                              Principal
                                                                                Amount      Note
                                                                               ----------  ------
Secured Revolving Credit Agreement, bearing interest at Prime plus 2           $  925,565  (a)(b)
Secured Working Capital Loans from a related party, bearing interest at           260,000
10% due June 15, 2000
Subordinated, unsecured demand note, bearing interest at 8%                        96,569
                                                                               ----------

Total notes and other debt payable                                              1,282,134
                                                                               ==========

Long-term debt consists of the following at December 31, 1999-
Subordinated unsecured note payable due October 31, 1997 bearing interest          32,000 (b)
at 10%. This note has been extended indefinitely.
Subordinated unsecured notes payable to a director due October 31, 1997            19,000 (b)
bearing interest at 10%. This note has been extended indefinitely.
Term Loans, secured by corporate vehicles due November 30, 2003, bearing           34,125
interest at 13.75%
                                                                               ----------
                                                                                   85,125
Less- Current maturities                                                            7,482
                                                                               ----------
Long-term debt                                                                     77,643
                                                                               ==========

                  (a) The revolving credit agreement provides for maximum borrowings of 85% of eligible accounts receivable, as defined. The maximum amount, including any amounts outstanding under the term loan, is $2,000,000.

                  (b) The individual or company holding this note has agreed to the deferral of all principal and interest.

                  (c) On January 29, 1999, the Company entered into a FINANCING AND SECURITY AGREEMENT and AMENDMENT to the FINANCING and SECURITY AGREEMENT with Prin Vest Financial Corp ("the Lender"), providing for a credit facility of $2,000,000. Borrowings under the line are based on the Lender's Mobilization Financing program parameters that are based upon account receivable and inventory advances against future collections.

                                       23

                           At December 31, 1999, the Company was in default of certain of its covenants and agreements, causing the Lender to issue a Forbearance Agreement limiting and adjusting certain fees and rights under the original and Amended Security Agreement. The Company remains in default and is currently negotiating with the Lender to cure its defaults. In the event that such negotiations are not successful, a withdrawal of the current credit facility could have a materially adverse effect on the Company.

                           Substantially all of the Company's assets have been pledged as security under the related debt.

(5) INCOME TAXES:

         A reconciliation of the consolidated provision for income taxes in the accompanying statements of operations to that which would be computed at the U. S. statutory rate is as follows-

                                                          1999             1998
         Tax (benefit) provision at statutory rate   1,357,000          $21,000
         Provision for valuation allowance          (1,357,000)         (21,000)
                                                    -----------         --------

         Income tax provision recorded in
            the financial statements                         $0               $0
                                                     ==========         ========

         Deferred income taxes are provided for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The components of the deferred tax asset at December 31, 1999 are as follows-

                  Accrued interest                                        17,000
                  Depreciation                                             6,000
                  Reserve for slow moving inventory                       30,000
                  Allowance for doubtful accounts                         21,000
                  Accrued warranty costs                                  49,000
                  Accrued vacation                                        26,000
                  Operating loss carryforwards                         1,534,000
                                                                       ---------
                                                                       1,683,000

                  Less- Valuation allowance                          (1,683,000)
                                                                     -----------

                  Net deferred tax asset                                      $0
                                                                     ===========

         In accordance with SFAS 109, the Company has evaluated its ability to realize tax benefits associated with its temporary differences and operating loss carryforwards. Based on its operating history, the Company has provided a valuation allowance of 100% against the estimated tax benefits associated with the operating loss carry forwards and other temporary differences.

         At December 31, 1999, the Company has operating loss carry forwards of approximately $3,385,000 for income tax return purposes that are available to offset future taxable income expiring through December 31, 2018.

(6) SHAREHOLDERS' EQUITY:

         Stock Options-

                  Under the Company's pre-1996 stock option plan, options for the purchase of up to 500,000 common shares could be granted to officers and other key employees at prices no less than the fair market value of the shares on the date of grant. The plan gave the Company the right to repurchase the options at a price equal to the difference between the exercise price and market price of the shares at the date the employee elects to exercise the options. All options have a term of ten years and are exercisable in equal installments over the five-year period beginning from the date of grant.

                  On January 6, 1997, the Company's stockholders approved a 1996 stock option plan with the same terms and conditions as the pre-1996 plan. On that date 195,000 options were granted at a price of $.25 per share. On November 18, 1997 30,000 additional options were granted at a price of $.125 per share. All these options have been cancelled. On June 1, 1999, 250,000 options were granted at a price of $.25 per share. As of December 31, 1999, 282,000 shares of the Company's authorized but unissued common stock were reserved for the potential issuance of stock options.

                  A summary of the activity in options under the stock option plans is as follows-

                                               1999          1998
                                               ----          ----
Number of shares under stock option plans-
Outstanding at beginning of year              397,000     366,000
Granted                                       250,000     200,000
Exercised                                           0           0
Canceled                                     (365,000)   (169,000)

Outstanding at end of year                    282,000     397,000

Available for grant at end of year            218,000     219,000
Exercisable at end of year                     26,000     142,000

Weighted average exercise price-
Granted                                      $   0.25    $   0.19
Exercised                                    $   0.05    $   0.00
Canceled                                     $   0.33    $   0.33
Outstanding at end of year                   $   0.26    $   0.32
Exercisable at end of year                   $   0.36    $   0.36
Weighted average fair value of options
         granted during the period           $   0.25    $   0.22




                                              Number of Securities Options Outstanding
                             ---------------------------------------------------------------------------
                               Number Outstanding At     Weighted Average Remaining     Weighted Average
 Range of Exercise Prices        December 31, 1999            Contractual Life           Exercise Price
 -------------------------       -----------------            ----------------           --------------
         $.125-.25                     260,000                    9.3 years                  $0.19
         $.251-.40                      22,000                    4.2 years                  $0.40


                                           Options Exercisable
                            --------------------------------------------------
                                Number Outstanding            Weighted Average
 Range of Exercise Prices      At December 31, 1999            Exercise Price
 ------------------------      --------------------            --------------
         $.25-$.40                      26,000                      $0.38

         Pro Forma Information-

                 The Company maintains an Incentive Stock Option Plan (the "Plan") which reserves shares of the Company's common stock for issuance to Company officers, key employees and other eligible persons as determined by the Board of Directors, In 1996, the Company adopted the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation." Accordingly, no compensation cost has been recognized for the plan. Had compensation expense for the warrants and the options which vested in 1999 and 1998 under the Company's plan been determined based on the fair value at the grant date commensurate with the provisions of SFAS No. 123, the Company's net loss per share for 1999 and 1998, respectively, would have been increased to the pro forma amounts indicated below-

                                             1999            1998
                                             ----            ----

    Net income (loss)-
         As reported                   $1,998,949          $6,078
         Pro forma                     $1,959,709      $(250,459)

    Basic earnings (loss) per share-
         As reported                        $0.59           $0.00
         Pro forma                          $0.58         ($0.10)

                  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1999 and 1998, respectively: dividend yield of 0% and 0%; expected volatility of 98% and 161%, risk-free interest rate of 4.5% and 4.5% and expected lives of 5 and 10 years.

                  The prices of the options granted pursuant to the Plan will not be less than 100% of the fair market value of the shares on the date of grant. No award will be exercisable after 10 years from the date of grant. Grants will vest at the rate of 20% per year starting the year after the original grant date.

(7) COMMITMENTS AND CONTINGENCIES:
    ------------------------------

         (A) The minimum annual rentals under the terms of the lease were as follows as of December 31, 1999.

                                2000     $145,975
                                2001     $137,700

                  Rental expense amounted to $237,000 in both 1999 and 1998.

(8) BENEFIT PLAN:
    -------------

      The Company maintains a 401(k) plan that covers all eligible employees. Participants may elect to contribute up to 20% of their annual compensation, as defined, not to exceed the applicable limitations under the Internal Revenue Code. The Company provides a matching contribution of 25% of participant contributions, up to a maximum of 8% of the participant's compensation. Total 401(k) expense was $17,632 and $15,000 for the years ended December 31, 1999 and 1998, respectively.

(9) MAJOR CUSTOMERS

      For the year ended December 31, 1999, the Company had a major customer, sales to which represented approximately 16.5% of the Company's revenues. The company had an accounts receivable balance due from this customer of approximately $74,000 at December 31, 1999. The loss of this customer would have a materially adverse affect on the Company.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

         Cash, accounts receivable, accounts payable, accrued expenses, notes payable, long-term debt, and capitalized lease obligations:

                  The carrying amount approximates fair value because of the short-term maturity of these instruments.

         Limitations: Fair value estimates are made at the specific point in time, based on relevant information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(11) EXTRA ORDINARY ITEM

On June 30, 1999, a former President, CEO and Director forgave $135,000 out of $180,000 in original principal as well as $47,000 in Accrued Interest. The $135,000 in principal forgiveness and approximately $47,000 in Accrued Interest are being recognized as an Extraordinary Item.

In January 1999, Public Access Lighting, LLC purchased certain Company notes, warrants and shares of common stock. On May 25, 1999, Public Access Lighting exercised the warrants and purchased 1,102,114 common shares at $.25 per share. It paid for those shares by surrendering approximately $275,000 in principal amount of debt. In conjunction with the purchase, Public Access Lighting, LLC agreed to forgive the remaining principal notes and accrued interest, totaling $1,770,000. This forgiveness is being recognized as an Extraordinary Item.

It is the Company's opinion that it met various tests of the tax code that make the forgiveness of its debt excludible from Net Income. Accordingly, the Company has not reserved for income taxes. The Company did apply the gain against other tax attributes, namely the Net Operating Loss Carryforward. Because of the change in control that occurred in January 1999, the Company will be limited in its ability to fully apply the Net Operating Loss Carryforward to future profits, if any.



                                       28